EXHIBIT 2.1


                      PLAN AND AGREEMENT OF REORGANIZATION
                                 by exchange by
                             FAR EAST VENTURES, INC.
                             of its voting stock for
                               all voting stock of
                            CHURCHILL RESOURCES, INC.

         FAR EAST VENTURES, INC., a Nevada corporation, hereinafter sometimes called Buyer, and CHURCHILL RESOURCES, INC., a Delaware corporation, hereinafter sometimes called Seller, agree as follows:


                        ARTICLE 1. PLAN OF REORGANIZATION

                                  Plan Adopted

         Section 1.01. A plan of reorganization of the parties hereto pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 is adopted as follows.

          (a) Seller and its Shareholders will transfer to Buyer all of its shares of its common stock.

          (b) In exchange for the voting stock transferred by Seller and its Shareholders, Buyer will issue and deliver to Seller Four Million Five Hundred Thousand (4,500,000) newly issued restricted shares of its common stock.

          (c) Seller will wind up its affairs, pay-off its liabilities, liquidate and distribute its assets, including the shares of common stock of Buyer received pursuant to the exchange, and voluntarily dissolve.

                                  Closing Date

         Section 1.02. Subject to the conditions precedent set forth herein to the obligations of the parties to consummate the transaction, the plan of reorganization shall be consummated at the office of CHURCHILL RESOURCES, INC., 5901-J Wyoming NE Suite 264, Albuquerque, NM 87109, on or before November 24, 1999, at 2:00 p.m., or such other place and date as may be fixed by mutual consent of the parties. The date of such consummation is the "closing date" referred to herein.

                                  Due Diligence

         Section 1.03. Buyer acknowledges that upon execution of this Agreement, it has completed any and all due diligence which it wishes to undertake and approves the assets of Seller.

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                     ARTICLE 2. COVENANTS, REPRESENTATIONS,
                            AND WARRANTIES OF SELLER

                                  Legal Status

         Section 2.01. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted. Seller is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

                                  Subsidiaries

         Section 2.02. Seller has no subsidiaries nor any interest in any other corporation, firm, or partnership.

                                 Capitalization

         Section 2.03. Seller has an authorized capitalization of Fifteen Hundred (1,500) shares of common stock. As of the date of this agreement approximately One Thousand (1,000) shares of the common stock are validly issued and outstanding, fully paid and non-assessable.

                              Financial Statements

         Section 2.04. Seller has delivered to Buyer its latest unaudited financial statement together with the latest balance sheet of Seller and the related statements of income and retained earnings for the period then ended. As soon as possible Seller shall provide audited financial statements of the Fraser Downs Raceway assets. All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of Fraser Downs Raceway for its latest fiscal year, and the results of operations for the period then ended subject, however, to normal changes resulting from year-end audit of the financial statements.

                            Businesses and Properties

         Section 2.05. (a) Seller has delivered to Buyer materials regarding the Fraser Downs Raceway assets which when acquired will be the businesses and properties of Seller. The materials are substantially complete and the information reported therein is correct in all material respects. Except as previously disclosed to Buyer in writing, Seller does not know of any circumstances, events, or other information, occurring prior to or subsequent to April 30, 1999, which would adversely affect the values as of December 31, 1998, or subsequent thereto, set forth in the list of properties.

          (b) Except for business interests and properties sold or otherwise disposed of in the ordinary course of business since April 30, 1999, on or within sixty (60) days after the closing

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     date Seller will have good and  marketable  title to all of the  businesses and interests in properties known as the Fraser Downs Raceway, real and personal, reflected in the list as of April 30, 1999 free and clear of all mortgages, liens, or encumbrances, other than the following:

          (i)  The lien of current taxes not yet due and payable.

          (ii) Minor exceptions, not in the aggregate material.

          (iii)Such imperfections of title as do not materially detract from or interfere with the operations, value, or use of the properties subject thereto or affected thereby, or materially affect the title thereto.

          (iv) A one time payment to the former owners of Fraser Downs Raceways in the sum of Two Million Dollars ($2,000,000) due one (1) year after receipt of regulatory approval of the transfer.

          (c) All leases included among the properties, or to which any of the properties are subject, are in good standing, valid and effective and, to the best of Seller's knowledge, information, and belief after reasonable investigation by Seller, there is not under any of such leases any existing material default or event of default or event which with notice or lapse of time or both would constitute a material default.

          (d) The equipment, including racing related equipment of Seller, included among the properties are in good condition and repair, subject only to ordinary wear and tear.

          (e) Except to the extent set forth in Schedule 5 hereto, there exists no restriction on the right of Seller to convey, assign, and transfer all of the properties, and convey good title thereto to Buyer.

                       Activities Since Balance Sheet Date

         Section 2.06. Except as previously disclosed to Buyer in writing, since April 30, 1999, Seller has not:

          (a) Suffered any change in its financial condition or the operations of its business, materially and adversely affecting its properties, or the earning power thereof, nor suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or the earning power thereof.

          (b) Sold, exchanged, or otherwise disposed of any of its business or properties or any interest therein.

          (c) Except in the ordinary course of business, entered into any agreement or arrangement selling, exchanging, or otherwise disposing of any of its assets or granting any

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     preferential  or other  right to  purchase  any of its  assets or rights or requiring the consent of any party to the transfer and assignment of such assets or rights.

          (d) Discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities shown on its balance sheet, including noncurrent liabilities so shown which have become current by the passage of time, and current liabilities incurred since that date in the ordinary course of business.

          (e) Except current liabilities incurred or obligations under contracts entered into in the ordinary course of business, incurred or agreed to incur any contractual obligation or liability, absolute or contingent.

          (f) Issued any stock, bonds, or other corporate securities, or any options with respect thereto.

          (g) Except to the extent consistent with past practice, granted any increase in the compensation of, or paid any bonus to, any employee.

          (h) Except in the ordinary course of business, waived any right or claim having value. (i) Declared or paid any dividends, or made, or agreed to make, any other distribution to any shareholder.

          (i) Mortgaged or pledged or, except in the ordinary course of business, subjected to lien, charge, or any other encumbrance any of its assets, tangible or intangible.

          (k) Entered into any transaction or transactions the effect of which, considered as a whole, would be to cause its net ownership in any of its businesses to be materially less than it was at such date.

          (l) Sold, assigned, or transferred any patents, copyrights, or other intangible assets.

          (m) Had any labor troubles other than routine grievance matters, none of which is material.

          (n) Entered into any transaction other than in the ordinary course of business.

          (o) Made any expenditure for capital items, including construction and work-in-process, or investment in stock of or advances in any form to corporations or business firms in excess of twenty five thousand dollars ($25,000).

                               Schedules Furnished

         Section 2.07. Seller has delivered to Buyer the schedules enumerated below. To the extent that any such schedule identifies any contract, agreement, or other instrument in general terms in lieu of specific descriptions thereof, the schedule will be supplemented by setting forth

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specific descriptions as Buyer may request. If after the date hereof there shall be any change in the matters reflected in any such schedule, Seller will deliver to Buyer prior to the effective date appropriate supplements to the schedule so affected, making such deletions, modifications, and additions as may be required in order that Buyer shall have received complete and correct information as to the matters to be reflected in each such schedule. Each of the schedules and any supplement thereto, delivered by Seller to Buyer, is substantially complete and the information reported therein or in any documents provided thereunder is correct in all material respects as of the date of such schedule or supplement.

                  Off-Balance Sheet Liabilities and Obligations

          (a) Schedule 1: This schedule lists all indebtedness or liabilities affecting Seller or any of its assets or rights which arise under sale and leaseback arrangements, through-put agreements, and any other agreements or arrangements which fall within the category or concept of off-balance sheet financing.

                                   Guaranties

          (b) Schedule 2: This schedule lists all indebtedness or liabilities of any person, firm, or corporation which Seller has guaranteed or otherwise become liable for, absolutely or contingently.

                           Certain Material Contracts

          (c) Schedule 3: This schedule lists all agreements, contracts, and other instruments, to the extent not listed in any other schedule, not cancellable by Seller on ninety (90) days notice without penalty which involve a payment or payments to be made by or to Seller, or a liability or liabilities of or to Seller, in excess of twenty five thousand dollars ($25,000) any year.

                               Pending Litigation

          (d) Schedule 4: This schedule lists all litigation and proceedings pending or threatened in courts and governmental commissions and bureaus affecting Seller or any of its properties or rights which are not fully covered by insurance.

                     Restrictions on Transfer of Properties

          (e) Schedule 5: This schedule lists any of the properties, the transfer of which by Seller as herein contemplated is subject to any restriction, or which requires the consent of any third party, pursuant to a preferential or other right of purchase or otherwise, and describes in detail each such restriction, consent requirement, or purchase right.

                Options, Warrants, or Other Stock Purchase Rights


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          (f) Schedule 6: This schedule lists all commitments by Seller to issue shares of capital stock pursuant to outstanding options, warrants, or rights of conversion.

                 Employment and Deferred Compensation Contracts

          (g)  Schedule  7:  This  schedule  lists  all   employment,   deferred
     compensation, and similar contracts by which Seller is bound.

                                    Insurance

          (h) Schedule 8: This schedule lists all fire, liability, and other insurance now in effect with respect to any of the properties of Seller.

                      Compliance With Laws and Regulations

         Section 2.08. Seller is in compliance with all laws, regulations, and orders applicable to its business.

                  Agreement Not Violative of Law or Instrument

         Section 2.09. The execution and carrying out of this agreement and compliance with the provisions thereof by Seller will violate, with or without the giving of notice or passage of time, any provision of law applicable to the Seller, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the businesses or properties, pursuant to any corporate charter, bylaws, indenture, mortgage, deed of trust, or other agreements or instrument to which Seller is a party or by which Seller of any of its properties may be bound.

                                      Taxes

         Section 2.10. The respective amounts owed for the payment of all unpaid federal, state, county, and local taxes, including current ad valorem taxes. Seller has filed all federal, state, county, and other local tax returns which are required to be filed, and will make payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment received by Seller.

                                 Not in Default

         Section 2.11. Seller has not received any notice of default and, to the knowledge of any of its officers or directors, is not in default under.

          (a) Any order, writ, injunction, or decree of any court or any commission or other administrative agency. Any agreement or obligation to which it is a party or by which it is bound or to which it may be subject.

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                         Not Obligated for Broker's Fee

         Section 2.12. Seller has not incurred any obligation or liability, contingent or otherwise, for a broker's or finder's fee in respect of the matters provided for in this agreement.

           Contract or Commitment Relating to Businesses or Properties

         Section 2.13. Except as set forth in the list of business and/or properties as of April 30, 1999, Seller does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

                                   Litigation

         Section 2.14. Except for matters disclosed in Schedule 4, there is no litigation, proceeding, or governmental investigation pending, or, to the knowledge of any of the officers or directors of Seller, threatened, affecting Seller or any of its properties, or its right to enter into this agreement or to perform its obligations hereunder, nor do any of such officers or directors know of any ground for any such litigation, proceeding, or investigation.

                                    Insurance

         Section 2.15. Seller now has in force fire, liability, and other insurance with respect to its properties as set forth in Schedule S and, except in accordance with the written approval of Buyer pending the closing date, will not change, increase, or decrease any such insurance.

                                Approval of Board

         Section 2.16. The Board of Directors of Seller, acting at a special meeting thereof called for the purpose and duly held on November 23, 1999, has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this agreement by Seller, and the performance by Seller.

                             Character of Statements

         Section 2.17. The information provided and to be provided by Seller and its officers and directors to Buyer pursuant to this agreement, for use in any proxy statement or listing application, does not and will not contain any statement which, at the time and in the light of the circum- stances under which it is made, is false or misleading with respect to any material fact, and does not and will not omit to state any material fact in order to make the statements therein not false or misleading.




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                     ARTICLE 3. COVENANTS, REPRESENTATIONS,
                             AND WARRANTIES OF BUYER

                                  Legal Status

         Section 3.01. Buyer is a corporation duly organized; validly existing, and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

                                  Subsidiaries

         Section 3.02. Buyer has no subsidiaries nor any interest in any other corporation, firm, or partnership.

                                 Capitalization

         Section 3.03. Buyer has an authorized capitalization of Fifty Million (50,000,000) shares of common stock. As of the date of this agreement Four Million Three Hundred Thousand (4,300,000) shares of the common stock are validly issued and outstanding, fully paid and non-assessable.

                              Financial Statements

         Section 3.04. Buyer has delivered to Seller its latest balance sheet and the related statements of income and retained earnings for the period then ended. All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of Buyer.

                                   Properties

         Section 3.05. (a) Buyer has delivered to Seller a list as of October 31, 1999, of the properties of Buyer. The list is substantially complete and the information reported therein is correct in all material respects. Except as previously disclosed to Buyer in writing, Seller does not know or any circumstances, events, or other information, occurring prior to or subsequent to October 31, 1999, which would adversely affect the values as of October 31, 1999, or subsequent thereto, set forth in the list of the properties.

          (b) Except for properties and interests in properties sold or otherwise disposed of in the ordinary course of business since October 31, 1999, on the closing date Buyer will have good and marketable title to all of the properties and interests in properties, real and personal, reflected in the list as of October 31, 1999, free and clear of all mortgages, liens, or encumbrances, other than the following:

          (i)  The lien of current taxes not yet due and payable.


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          (ii) Minor exceptions, not in the aggregate material.

          (iii)Such imperfections of title or easements as do not materially detract from or interfere with the operations, value, or use of the properties subject thereto or affected thereby, or materially affect the title thereto.

          (c) All leases included among the properties, or to which any of the properties are subject, are in good standing, valid and effective and, to the best of Buyer's knowledge, information, and belief after reasonable investigation by buyer, there is not under any of such leases any existing material default or event of default or event which with notice or lapse of time or both would constitute a material default and in respect of which Buyer has not taken adequate steps to prevent a default from occurring.

                       Activities Since Balance Sheet Date

         Section 3.06. Except as previously disclosed to Seller in writing, since October 31, 1999, Buyer has not:

          (a) Suffered any change in its financial condition or the operations of its business, materially and adversely affecting its properties, or the earning power thereof, nor suffered any damage, destruction, or loss, whether covered by insurance or not, materially and adversely affecting the properties or the earning power thereof.

          (b) Except in the ordinary course of business, sold, exchanged, or otherwise disposed of, or entered into any agreement or arrangement to sell, exchange, or otherwise dispose of, any of its properties, rights, or any interest therein.

                                   Litigation

         Section 3.07. There are no actions or proceedings pending, or, to the knowledge of Buyer, threatened against, by, or affecting the Buyer in any court or before any govern- mental agency, domestic or foreign, which, if decided adversely to the Buyer, would materially and adversely affect the condition or operations, financial or otherwise, of Buyer. The Buyer, to its knowledge, is not in default with respect to any order, writ, injunction, or decree of any such court or agency.

                         Employment of Seller Employees

         Section 3.08. At the closing, Buyer will offer to employ those employees of Seller listed in Schedule 7, upon terms and conditions satisfactory to Buyer.

                          Status of Shares Deliverable

         Section 3.09. The shares of stock of Buyer deliverable pursuant to this agreement, when issued and delivered as provided in this agreement, will be validly issued and outstanding shares of common stock of Buyer, fully paid and non-assessable, and will be voting stock of the Buyer.

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                                Approval of Board

         Section 3.10. The Board of Directors of Buyer, acting at a special meeting thereof called for the purpose and duly held on November____, 1999, has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this agreement by Buyer, and the performance by Buyer. The resolution giving such authorization and approval have not since been altered, amended or revoked.

                        ARTICLE 4. CONDUCT OF BUSINESS OF
                             SELLER PENDING CLOSING

             Preservation of and Access to Properties, Information,
                                  and Documents

         Section 4.01. From the date of this agreement until the closing date, Seller will:

          (a) Except for depreciation through ordinary wear and tear, maintain and keep its businesses and properties in as good financial condition as at present.


          (b) Use its best efforts to perform all its obligations under contracts relating to or affecting the businesses and/or its properties.

                            Submission to Shareholder

         Section 4.02. Seller has secured approval of its outstanding shares, for this agreement and the plan of liquidation and distribution contemplated by
Section 1.01 hereof.

                      Furnish Proxy and Listing Information

         Section 4.03. Seller, and its officers and directors, will furnish to Buyer such information as shall be needed for use in any proxy statement or listing application which may be required or deemed desirable by Buyer in order to consummate the transactions contemplated hereby.

                          Satisfy Conditions Precedent

         Section 4.04. Seller will use its best efforts to cause the satisfaction of all conditions precedent contained in this agreement.




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                         ARTICLE 5. CONDUCT OF BUSINESS
                            OF BUYER PENDING CLOSING

                           Carry on Business as Usual

         Section 5.01. Pending the consummation of the plan of reorganization, Buyer will carry on its business in substantially the same manner as heretofore.

                          Satisfy Conditions Precedent

         Section 5.02. Buyer will use its best efforts to cause the satisfaction of all conditions precedent contained in this agreement.

                               Negative Covenants

         Section 5.03. Except with the prior written consent of Seller, Buyer will not declare or pay any dividend, or declare or make any other distribution to its shareholders.

                           Submission to Shareholders

         Section 5.04. Buyer shall submit to its outstanding shares of each class for their approval, if necessary, this agreement and the principal terms of the shares-for-shares exchange described in it. Buyer shall use its best efforts to cause its outstanding shares of each class to approve this agreement in the manner required by Nevada's Corporation Law.


                         ARTICLE 6. CONDITIONS PRECEDENT
                        TO OBLIGATIONS OF BUYER TO CLOSE

         Section 6.01. The obligations of the Buyer hereunder are, at its option, subject to the conditions that on or before the closing date:

            Proceedings and Instruments Approved by Counsel for Buyer

          (a) All actions, proceedings, instruments, and documents required to carry out this agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

                          Opinion of Counsel for Seller

          (b) Buyer shall have received an opinion of Warren J. Soloski, counsel for Seller, dated the closing date, in form and substance satisfactory to Buyer and its counsel, to the effect that:


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          (i)  Seller  is  duly  incorporated,  validly  existing,  and in  good standing under the laws of its state of incorporation; and is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

          (ii) Seller has an authorized capitalization of fifteen hundred (1,500) shares of common stock, of which one thousand (1,000) shares are validly issued and outstanding, fully paid and non-assessable.

          (iii)Seller has complied with all laws, regulations, and orders applicable to its business.

          (iv) Seller is not in default under any order, writ, injunction, or decree of any court or of any commission or other administrative agency, nor under any agreement or obligation to which it is a party or by which it is bound or December be subject.

          (v) Except as set forth in the list of businesses and properties as of October 31, 1999, Seller does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

          (vi) Except for matters disclosed in Schedule 4, such counsel does not know or have reason to believe that there is any litigation, proceeding, or investigation pending or threatened which might result in any material adverse change in the properties, business, or prospects or in the condition, financial or otherwise, of Seller, or which questions the validity of this agreement or of any action taken or to be taken by Seller or its shareholders, including without limitation the liquidation and dissolution proceedings of Seller, or by Buyer pursuant to or in connection with the provisions of this agreement.

          (vii)All corporate acts and other proceedings require to be taken by or on the part of the Seller to authorize it to carry out this agreement and to sell and transfer its properties as provided herein, and to liquidate and dissolve, have been duly and properly taken, including the approval and consent of shareholders, and this agreement has been duly executed by the Seller and is the valid and binding obligation of the Seller enforceable in accordance with its terms.

          (viii) No provision of the articles of incorporation or the bylaws of Seller, or of any indenture, mortgage, or other agreement known to such counsel, prevents Seller from transferring good title to the properties in the manner contemplated by this agreement or has or will result in a breach of the Seller's warranties contained in Section 2.09.

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          (ix) Except as set forth in the list of  properties  as of October 31,
               1999, good and marketable title to all of the properties has been or will be duly vested in the Buyer, free of all claims, liens, and encumbrances.

          (x) The issuance of shares of its common stock here- under by Buyer to Seller and the transfer by the latter to its shareholders of the shares upon its liquidation and dissolution do not require the registration of the shares under the Securities Act of 1933.

                Compliance With Terms, Conditions, and Covenants

          (c) All the terms, conditions, and covenants of this agreement to be complied with by the Seller on or before the closing date shall have been complied with, and Seller shall have delivered to Buyer a certificate signed by its chairman and treasurer to such effect.

                     Truth of Representations and Warranties

          (d) The representations and warranties by Seller herein shall be correct, as of the closing date, with the same force as though such representations and warranties had been made on the closing date, and Seller shall have delivered to Buyer a certificate signed by its chairman and treasurer to such effect and as to such other matters as the Buyer may reasonably request.

                                 Permit Granted

          (e) The Nevada  Commissioner  of  Corporations  or other  official  as appropriate shall have granted to Buyer an appropriate permit, if necessary, authorizing it to issue shares of its common stock in accordance with this agreement.

                         Approval by Outstanding Shares

          (f) The principal terms of this agreement and the shares-for-shares exchange covered by it shall have been approved as required by the General Corporation Law of Nevada and Delaware by the outstanding shares of each class of both Buyer and Seller.

                             Stock Exchange Listing

          (g) The shares of common stock of Buyer to be delivered to Seller pursuant to this agreement shall have been duly listed on the Over The Counter Electronic Bulletin Board, subject to official notice of issuance or distribution or other formal condition

                       Commitment as to Investment Purpose

          (h) All holders or owners of shares of capital stock of Seller deemed by Buyer to be controlling or dominant shareholders of Seller, shall have delivered to Buyer, in form

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

     satisfactory to Buyer, agreements to the effect that they are taking the shares of common stock of Buyer to be delivered hereunder for purposes of investment and that they will not sell or distribute any of the shares in a manner which would result in a violation of the Securities Act of 1933 or the regulations thereunder.

                       ARTICLE 7. CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF SELLER TO CLOSE

         Section 7.01. The obligations of the Seller hereunder are, at its option, subject to the conditions that on or before the closing date:

               Proceedings and Instruments Approved by Counsel for
                                     Seller

          (a) All actions, proceedings, instruments, and documents required to carry out this agreement, or incidental thereto, and all other related legal matters shall have been approved by Warren J. Soloski, counsel for the Seller.

                          Opinion of Counsel for Buyer

     (1) Seller shall have received an opinion of counsel for Buyer, dated the closing date, in form and substance satisfactory to Seller and its counsel, to the effect that:

          (i) Buyer is duly incorporated, validly existing, and in good standing under the laws of its state of incorporation.

          (ii) Buyer  has  an   authorized   capitalization   of  fifty  million
               (50,000,000) shares of common stock of which three million (4,300,000) shares are validly issued and outstanding, fully paid and non-assessable.

          (iii)Buyer is not in default under any order, writ, injunction, or decree of any court or of any commission or other administrative agency, nor under any agreement or obligation to which it is a party or by which it is bound or may be subject.

          (iv) Such counsel does not know or have reason to believe that there is any litigation, proceeding, or investigation pending or threatened which might result in any material adverse change in the properties, business, or prospects or in the condition, financial or otherwise, of Buyer, or which questions the validity of this agreement or of any action taken or to be taken by Buyer, or by Seller pursuant to or in connection with the provisions of this agreement.

          (v) All corporate acts and other proceedings require to be taken by or on the part of the Buyer to authorize it to carry out this agreement and to deliver the shares of common stock of Buyer deliverable as provided herein have been duly and properly taken and this agreement has been duly executed by the Buyer and is the valid and binding obligation of the Buyer enforceable in accordance with its terms.

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

          (vi) An appropriate permit, if necessary, by Buyer in connection with the issuance of its common stock hereunder.

          (vii)No provision of the articles of incorporation or the bylaws of the Buyer, or of any indenture, mortgage, or other agreement, known to such counsel, prevents the Buyer from issuing and delivering to the Seller good title to all of the shares of common stock of Buyer being delivered pursuant to the terms of this agreement.

          (viii) The shares of common stock of Buyer, on delivery of the certificates representing said shares in accordance with the terms of this agreement, will be duly and validly issued, fully paid and non-assessable, and voting stock of Buyer and Seller will have good title to such shares issued to it.

          (ix) The assumption by Buyer of the debts, liabilities, and obligations of Seller, as provided in this agreement, has been duly and validly authorized, and the agreement evidencing such assumption has been duly executed and delivered by Buyer and is valid and binding upon Buyer in accordance with its terms.

          (x) The issuance of shares of its common stock hereunder by Buyer to Seller and the transfer by the latter to its shareholders of the shares upon its liquidation and dissolution do not require the registration of the shares under the Securities Act of 1933.

          (xi) The shares of common stock of Buyer to be issued hereunder have been duly authorized for listing on the Over The Counter Electronic Bulletin Board.

                Compliance With Terms, Conditions, and Covenants

          (c) All the terms, conditions, and covenants of this agreement to be complied with by Buyer on or before the closing date shall have been complied with, and Buyer shall have delivered to Seller a certificate signed by its chief executive officer to such effect.

                     Truth of Representations and Warranties

          (d) The representations and warranties made by Buyer herein shall be correct, as of the closing date, with the same force as though such representations and warranties had been made on the closing date, and Buyer shall have delivered to Seller a certificate signed by its chief executive officer to such effect and as to such other matters as the Seller may reasonably request.

                              Favorable Tax Ruling

          (e) Seller has not received a written ruling or rulings of the Internal Revenue Service, to the effect that the sale of the assets and business of Seller and the distribution to the shareholders of Seller of the shares of common stock of Buyer in connection with the liquidation and dissolution of Seller, all as contemplated herein, will not result in the recognition of any taxable income or deductible loss by Seller or by its shareholders.

                          No Substantial Adverse Change

          (f) There shall have been no substantial adverse change in the financial condition or operations of Buyer and no suspension of trading in its stock on the Over The Counter Electronic Bulletin Board.

                            Approval of Shareholders

          (g) All corporate proceedings requisite to the sale and transfer by Seller and its Shareholders of its voting stock, and its liquidation and dissolution, shall have been approved and consented to by the Shareholders of Seller in the manner required by applicable law or other applicable requirements.

                         Approval by Outstanding Shares

          (h) The principal terms of this agreement have been approved, as required by the General Corporation Law of Nevada and Delaware by the outstanding shares of each class of both Buyer and Seller.


                            ARTICLE 8. CONSUMMATION OF
                                   TRANSACTION

                             Consideration of Seller

         Section 8.01. Except for cash, not exceeding ten thousand dollars ($10,000) in such amount as Seller shall deem necessary to pay all fees, costs, and expenses incurred by it in carrying out this plan and agreement of reorganization, Seller and Seller's shareholders will deliver to Buyer, on the closing date, all of its voting shares or an affidavit that the certificate representing the voting shares is lost. Except for minute books, stock books, and corporate records which shall be delivered within a reasonable time after its dissolution, Seller shall deliver to Buyer, on the closing date, possession of all its properties so transferred to it. Seller shall use the retained cash only to pay fees, costs, and expenses incurred by it in carrying out this plan and agreement of reorganization and shall pay over to Buyer, at the expiration of one hundred twenty (120) days after the closing date, any balance remaining.

                             Consideration of Buyer

         Section 8.02. (a) Except for liabilities and obligations specified in Subsection (b), upon receipt of the stock of Seller and Seller's Shareholders, Buyer will assume, and will deliver to

Seller, the appropriate instruments evidencing assumption by Buyer of all of the liabilities and obligations of Seller reflected or referred to in its list of properties and thereafter incurred in the ordinary course of business to and including the closing date, including all obligations under agreements, contracts, and other arrangements to which it is a part.

          (b) Buyer shall assume and be responsible for any and all liabilities of the Seller.

          (c) Buyer shall cause to be delivered to Seller at the closing date Four Million Five Hundred Thousand (4,500,000) shares of Buyer's restricted common stock.

          (d) The directors of Buyer shall tender to Seller resignations effective upon closing of this transaction and Buyer shall allow cooperate with Seller in the election of a new Board of Directors.

                              Dissolution of Seller

         Section 8.03. (a) Promptly after the closing date, Seller shall proceed with due diligence to wind up its affairs, liquidate, and distribute its assets, including the shares of common stock of Buyer received pursuant to the exchange, and voluntarily dissolve.

          (b) In connection with the winding up of its affairs, Seller shall proceed promptly after the closing date to prepare and file all income tax returns and reports required under applicable law, state or federal, covering all periods prior to the closing date for which tax returns and reports have not previously been filed and, if requested in writing by Buyer, shall file a request for prompt assessment under Section 6501(d) of the Internal Revenue Code of 1986 for all open years. Expenses

         Section 8.04. Each party hereto shall pay its own expenses incident to this agreement and the transactions contemplated hereby, including all fees of its counsel, accountants, and employees whether or not such transactions shall be consummated.

                          ARTICLE 9. INTERPRETATION AND
                                   ENFORCEMENT

                                 Indemnification

         Section 9.01. (a) Each party hereto agrees to protect, defend, indemnify, and hold harmless the other party, its successors and assigns, against and in respect of all loss, dam- age, or expense occasioned by any breach by such indemnifying party of any of its representations, warranties, covenants, or agreements contained herein.

          (b) Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for brokerage or other commission relative to this agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

          (c) Seller agrees to indemnify and hold harmless the Buyer from any loss, damage, or expenses, including reasonable counsel fees, sustained or incurred by Buyer by reason of any claim asserted against Buyer to pay or discharge any liability or obligation of Seller not expressly assumed by Buyer under the terms hereof.

                              Specific Performance

         Section 9.02. Seller acknowledges that the voting common stock to be transferred to Buyer pursuant to plan and agreement of reorganization are unique and that Buyer will have no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder. In such event, Buyer shall have the right, in addition to all other rights, and remedies, to specific performance of this plan and agreement of reorganization.

             Survival of Covenants, Representations, and Warranties

         Section 9.03. All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the closing shall be deemed to be material and to have been relied upon by Buyer and Seller, notwithstanding any investigation made by Buyer and Seller or on their respective behalf, and shall survive the closing.

                                   Assignment

         Section 9.04. Except with the written consent of the other party, the rights and obligations under this agreement shall not be assignable by either party. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, assigns, heirs, and legal representatives, any fights, remedies, or liabilities under or by reason of this agreement.

                                     Notices

         Section 9.05. Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, if such communication is addressed:

          (a) In the case of Seller, to: R. M. Frederick, at 5901-J Wyoming NE, Suite 264, Albuquerque, NM 87109, or to such other person or address as Seller may from time to time furnish to Buyer for the purpose.

          (b) In the case of Buyer, to: Doug Ansell, at 3675 Pecos Mcleed, Suite 1400 , Las Vegas, NV 89121, or to such other person or address as Buyer may from time to time furnish to Seller for the purpose.

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

                         Entire Agreement; Counterparts

         Section 9.06. This instrument and the exhibits hereto contain the entire agreement between the parties with respect to the transaction contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument. A facsimile signature shall constitute an original signature.

                                 Controlling Law

         Section 9.07. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of Nevada, the state in which each the Buyer hereto is incorporated.

         Executed on November ____, 1999, at Las Vegas, Nevada and Albuquerque, New Mexico.

SELLER
CHURCHILL RESOURCES, INC.


By:____________________________
         R, M. Frederick

BUYER
FAR EAST VENTURES, INC.




By:____________________________
         Douglas Ansell


c:\wpdocs\churchil\reorg.n24

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